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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 18549

SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)(1))
☒	Definitive Information Statement

ARMAGH GROUP, INC. (Name of Registrant as Specified In Its Charter)
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ARMAGH GROUP, INC.

1650 Oakbrook Drive
Suite 405
Norcross, GA 30093

December 13, 2002

        RE:    Notice of Action by Written Consent of Stockholders to be Effective January 3, 2003

Dear Stockholder:

        We are notifying our stockholders of record on December 6, 2002, that the holders of a majority of the voting power of ARMAGH Group, Inc., a Delaware corporation (the "Company"), have approved the following actions by written consent in lieu of a special meeting, to be effective January 3, 2003:

        1.    An amendment to the Company's certificate of incorporation to effect a one for three reverse stock split with respect to our outstanding common stock;

        2.    An amendment to the Company's certificate of incorporation to change our corporate name to SmartVideo Technologies, Inc.; and

        3.    The adoption of the ARMAGH Group 2002 Stock Incentive Plan. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. An information statement containing a detailed description of the matters adopted by written consent in lieu of a special meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions taken by the holders of a majority of the voting power of the Company.

        The Company will first mail this information statement to stockholders on or about December 13, 2002.

By Order of the Board of Directors

/s/ DARREN BREITKRUEZ Darren Breitkruez, Secretary December 13, 2002

ARMAGH GROUP, INC.
1650 Oakbrook Drive
Suite 405
Norcross, GA 30093
(770) 729-8777

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        We are sending you this Information Statement to inform you that the actions described in this Information Statement will be adopted by the written consent of the holders of a majority of the voting power of the Company in lieu of a special meeting effective January 3, 2003.

Information about the Special Meeting

What actions have been taken by the written consent of the holders of a majority of the voting power of the Company in lieu of a special meeting?

        The holders of a majority of the voting power of the Company have taken the following actions by written consent in lieu of a special meeting to be effective January 3, 2003:

  1.
  Approval of an amendment to the certificate of incorporation to effect a one for three reverse stock split of our outstanding common stock. This proposal is described on pages 3 through 6 of this Information Statement.

  2.
  Approval of an amendment to the certificate of incorporation to change the Company's name to SmartVideo Technologies, Inc. This proposal is described on page 6 of this Information Statement.

  3.
  Adoption of the ARMAGH Group, Inc. 2002 Stock Incentive Plan. This proposal is described on pages 6 and 7 of this Information Statement.

THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE COMPANY HAVE EXECUTED A WRITTEN CONSENT ACTION ADOPTING AND APPROVING EACH OF THESE ACTIONS EFFECTIVE JANUARY 3, 2003. AS SUCH, ADOPTION AND APPROVAL OF THE ACTIONS IS ASSURED EFFECTIVE JANUARY 3, 2003.

How many votes are required to adopt the actions?

        The approval and adoption of an amendment to the certificate of incorporation to effect a one for three reverse stock split with respect to all of the Company's outstanding common stock and to change the name of the Company requires the consent of the holders of a majority of the voting power of the Company. The approval of the ARMAGH Group, Inc. 2002 Stock Incentive Plan requires the consent of the holders of a majority of the voting power of the Company.

        As of December 6, 2002, the Company had 9,612,952 shares of common stock outstanding and 12,000,000 shares of convertible preferred stock outstanding for total voting shares of 21,612,952. Holders of common stock and convertible preferred stock vote together as a single class, with each share of common stock and each share of convertible preferred stock being entitled to one vote. The holders of a majority of the voting power of the Company have executed a written consent in lieu of a special meeting which is effective on January 3, 2003. As a result all actions described in this Information Statement will be effected on January 3, 2003 or as soon thereafter as practicable.

What is the effect of the one for three reverse stock split?

        The adoption of a one for three reverse stock split of common stock will reduce the number of shares of common stock outstanding by approximately 66% to 3,204,317 shares of common stock. The reverse stock split will have no effect on the 12,000,000 outstanding shares of convertible preferred stock which may be converted into 12,000,000 shares of common stock at any time on or after November 26, 2003. Each record owner of common stock on the effective date of the reverse stock split shall own one share of common stock for every three shares held immediately before the effective date. Each record owner of convertible preferred stock on the effective date of the reverse stock split shall own one share of convertible preferred stock for every one share of convertible preferred stock held immediately before the effective date. No fractional shares shall be issued. Any holder of common stock holding a fractional share shall have such share rounded up to the nearest whole share.

Am I entitled to dissenter's rights?

        The Delaware General Corporation Law does not provide for dissenter's rights for the actions to be taken by written consent in lieu of a special meeting, because any holder of common stock that would hold only a fractional share as a result of the reverse stock split will have such fractional share rounded up to a whole share.

Why is the Company changing its name?

        As a result of the Company's acquisition of OVT, Inc., the Company's business focus has changed. The new name better reflects the business activities of the Company.

Why is the Company adopting the ARMAGH Group 2002 Stock Incentive Plan?

        We are adopting the ARMAGH Group 2002 Stock Incentive Plan in order to provide stock incentives to a key advisor who was instrumental in advising the Company in connection with OVT, Inc.

Action 1—Approval of Amendment to Certificate of Incorporation to Effect a One for three Reverse Stock Split

        The board of directors and the holders of a majority of the voting power of the Company have approved an amendment to the Company's certificate of incorporation to effect a one for three reverse stock split of the outstanding common stock, effective January 3, 2003. Each three shares of common stock outstanding on the date the amendment is filed with the Secretary of State of Delaware ("Pre-Split Shares") will be converted automatically into one share of common stock ("Post-Split Shares"). The reverse stock split will occur automatically without any action on the part of holders of common stock and without regard to the date certificates representing Pre-Split Shares are physically surrendered for new certificates. Holders of common stock will hold one-third as many shares after the reverse stock split compared to the number held before the reverse stock split. For instance, if a holder of common stock presently owns 100 shares, after the reverse stock split that holder of common stock will own 34 shares (100 divided by 3 equals 33.33 shares which, rounded up to the next whole share equals 34). The form of the proposed amendment to the certificate of incorporation which will effect the reverse stock split is attached as Exhibit A to this Information Statement. The reverse stock split will have no effect on the 12,000,000 outstanding shares of convertible preferred stock which may be converted at the option of the holders into 12,000,000 shares of common stock at any time on or after November 26, 2003.

Purpose and Material Effects of Proposed Reverse Stock Split

        The primary purpose of the reverse stock split of our common stock is to combine the outstanding shares of the common stock of the Company into a smaller number of shares so that the shares will trade at a higher price per share than their recent trading prices. The board of directors believes that the price per share may be discouraging potential new investors and decreasing the liquidity of the Company common stock.

        The reverse stock split will effect all common stock holders uniformly and will not effect any common stock holder's percentage ownership interests in the Company or proportionate voting power. The principal effects of the reverse stock split on the common stock outstanding immediately prior to the filing of the amendment to the certificate of incorporation will be that:

          (i)    the number of pre-split shares of common stock issued and outstanding will be reduced from 9,612,952 shares to approximately 3,204,317 post-split shares;

          (ii)  each three (3) shares of common stock owned by a common stock holder would be automatically converted, without further action into one (1) share of common stock.

        The reverse stock split will not effect the par value of the common stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced to one-third of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be increased because there will be fewer shares of common stock outstanding.

        No decrease in the number of authorized shares of common stock will result from the reverse stock split. Therefore, upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase from 15,387,048 to approximately 21,795,683, before giving effect to the conversion of the convertible preferred stock.

Conversion of Outstanding Convertible Preferred Stock

        On November 26, 2002, the Company created and issued 12,000,000 shares of convertible preferred stock in connection with its acquisition of OVT, Inc. The convertible preferred stock will not be affected by the reverse stock split and is convertible into common stock on a share for share basis at any time on or after November 26, 2003. The reverse stock split will not reduce the number of shares of convertible preferred stock or reduce the number of shares of common stock to be issued upon conversion of the convertible preferred stock.

Other Effects of the Reverse Stock Split

        While it is expected that the reverse stock split will result in an increase in the market price of the common stock, there can be no assurance that the reverse stock split will increase the market price of the common stock by a multiple of 3 or result in the permanent increase in the market price (which is dependent upon many factors, including performance and prospects). Also, should the market price of the common stock decline, the percentage decline as an absolute number and as a percentage of the overall market capitalization may be greater than would pertain in the absence of a reverse stock split.

        Furthermore, the possibility exists that liquidity in the market price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split may increase the number of common stock holders who own odd lots, or those who own less than 100 shares. Common stock holders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting these sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        The Company intends to file the amendment to its certificate of incorporation with the Secretary of State of Delaware on January 3, 2003 or as soon thereafter as is practicable. The reverse stock split will become effective on the date the amendment is filed ("Stock Split Effective Date"). Beginning on the Stock Split Effective Date, each certificate representing Pre-Split Shares will be deemed for all corporate purposes to evidence ownership of Post-Split Shares. As soon as practicable after the Stock Split Effective Date, holders of common stock will be notified that the reverse stock split and the name change have been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. All holders of common stock will be asked to surrender to the Company's transfer agent certificates representing the Pre-Split shares in exchange for certificates representing Post-Split Shares, Inc., in accordance with the procedures to be set forth in a letter of transmittal to be sent by the transfer agent. No new certificates will be issued to any shareholder until the shareholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. If your shares of common stock are deposited in book entry, your shares will automatically be converted to reflect the reverse stock split and the name change without any action on your part.

Fractional Shares

        To avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share, the number of shares to be received will be rounded up to the next whole share.

No Dissenter's Rights

        Under the Delaware General Corporation Law, holders of common stock are not entitled to dissenter's rights with respect to the proposed amendment to the Company's certificate of incorporation to effect the reverse stock split, unless, as a result of a reverse split, the number of shares held by a stock holder is reduced to a fraction of one share and that fraction of a share is acquired for cash or scrip. Because the Company will round any such fractional share to the next whole share, no holder of common stock will hold less than one share. This decision by the Company eliminates dissenter's rights for the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign, or minimum income, or other tax consequences. Also, it does not address the tax consequences to holders of common stock that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that (1) the Pre-Split Shares were, and the Post-Split Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment); and (2) the reverse stock split is not part of a plan to increase, periodically, a common stock holder's proportionate interest in the assets or earnings of the company. The tax treatment of a common stock holder may vary depending upon the particular facts and circumstances of such common stock holder. COMMON STOCK HOLDERS ARE URGED TO

CONSULT WITH THEIR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

        No gain or loss should be recognized by a holder of common stock upon the exchange of Pre-Split Shares for Post-Split Shares pursuant to the reverse stock split. The aggregate tax basis of the Post-Split Shares received in the reverse stock split will be the same as the aggregate tax basis in the Pre-Split Shares exchanged therefor. The holding period for the Post-Split Shares will include the period during which the Pre-Split Shares surrendered in the reverse stock split were held.

        No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each common stock holder, depending upon the state of residence.

Action 2—Change of Name

        The board of directors and the holders of a majority of the voting power of the Company have approved an amendment to the Company's certificate of incorporation to change the name of the Company to SmartVideo Technologies, Inc. The change of name will become effective upon the filing of the amendment to the Company's certificate of incorporation with the Delaware Secretary of State. The decision to change the name of the Company to SmartVideo Technologies, Inc., was based upon the desire of management for the name of the Company to more accurately reflect the Company's changed business purpose as a result of its acquisition of OVT, Inc.

Procedure for Exchange of Stock Certificates

        The Company intends to file the amendment to its certificate of incorporation with the Secretary of State of the State of Delaware on January 3, 2003 or as soon as practicable thereafter. Holders of common stock will be promptly notified that the name change has been effected by the Company's transfer agent. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. All holders of common stock will be asked to surrender to the Company's transfer agent certificates representing the Pre-Split shares in exchange for certificates representing Post-Split Shares, in accordance with the procedures to be set forth in a letter of transmittal to be sent by the transfer agent. No new certificates will be issued to any shareholder until the shareholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Common stock holders should not destroy any stock certificate and should not submit any certificates until requested to do so. If your shares of common stock are deposited in book entry no action on your part is required.

Action 3—Approval of the 2002 Stock Incentive Plan

        The board of directors and the holders of a majority of the voting power of the Company have approved the ARMAGH Group 2002 Stock Incentive Plan (the "2002 Plan"). The 2002 Plan is being adopted to provide stock incentives to a key advisor to the Company in connection with the acquisition of OVT, Inc. A copy of the 2002 Plan is attached hereto as Exhibit B.

Shares Available for Issuance

        The 2002 Plan authorizes award of stock incentives for up to 1,200,000 shares of the common stock of the Company, after giving effect to the reverse stock split. The compensation committee or the board of directors may amend the terms of the 2002 Plan, provided that no such amendment may increase the number of shares reserved under the 2002 Plan without stockholder approval. No stock incentives have been awarded under the 2002 Plan.

Administration and Eligibility

        The 2002 Plan will be administered by the compensation committee of the board of directors. The compensation committee has the sole authority to interpret the 2002 Plan and to decide all questions of fact arising in its application. Subject to the provisions of the 2002 Plan, the compensation committee is authorized to establish rules for the administration of the 2002 Plan, to interpret the 2002 Plan, to make determinations about when to make grants under the 2002 Plan and the characteristics of these grants, and to take other actions consistent with the 2002 Plan. All of our employees, including employees who are officers or members of the board, and members of the board who are not employees are eligible to participate in the 2002 Plan. Also, consultants and advisors who perform services to us are eligible to participate in the 2002 Plan if they render bona fide services and the services are not in connection with the offer or sale of our securities in a capital-raising transaction. The compensation committee is authorized to grant stock options, restricted stock awards, and stock appreciation rights under the 2002 Plan. Currently it is anticipated that all shares reserved under the 2002 Plan will be issued to a key advisor of the Company as a restricted stock award for services rendered to the Company in connection with its acquisition of OVT, Inc.

Amendment or Termination of the 2002 Plan

        The board of directors may terminate or amend the 2002 Plan at any time, provided that any amendment to the 2002 Plan that requires stockholder approval will be submitted to a vote of stockholders in order to comply with Section 162(m) of the Internal Revenue Code if that Section is applicable. Except as otherwise provided in the 2002 Plan, the board cannot increase the number of shares that may be issued under the 2002 Plan without stockholder approval. Neither the compensation committee nor the board may amend the 2002 Plan in a manner which would impair or adversely affect the rights of an optionee without the optionee's consent or make the option grant contrary to law. The 2002 Plan will become effective on January 3, 2003, immediately following the filing of the amendment to the certificate of incorporation effecting the reverse stock split and will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier.

Beneficial Ownership of Principal Stockholders, Directors, and Management

        As of December 6, 2002, the Company had 9,612,952 shares of common stock outstanding and 12,000,000 shares of convertible preferred stock outstanding for total voting shares of 21,612,952. Holders of common stock and convertible preferred stock vote together as a single class, with each share of common stock and each share of convertible preferred stock being entitled to one vote. The holders of a majority of the voting power of the Company have executed a stockholder action by written consent in lieu of a special meeting which is effective on January 3, 2003. As a result all actions described in this Information Statement will be effected on January 3, 2003 or as soon thereafter as practicable.

        The table below shows the amount and class of stock of the Company beneficially owned as of November 26, 2002 by each of our directors and executive officers, each person whom we believe beneficially owns more than 5% of our outstanding voting stock; and all executive officers and directors as a group. In accordance with the rules of the Securities and Exchange Commission, beneficial ownership as disclosed in the table below includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, through the exercise of options.

Name and Address of Beneficial Owner[1]	Number and Class of Common Shares Beneficially Owned	Percent of Class
Richard E. Bennett, Jr.	4,000,000 shares convertible preferred stock	33.33%
Robert J. Walters	4,000,000 shares convertible preferred stock	33.33%
William R. Dunavant	4,000,000 shares convertible preferred stock	33.33%

(1)
If no address is given, the named individual is an executive officer or director of ARMAGH Group, Inc. whose business address is 1650 Oakbrook Drive, Suite 405, Norcross, GA 30093

Other Matters

        No matters other than those discussed in this Information Statement are contained in the written consent signed by the holders of a majority of the voting power of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/S/	Darren Breitkruez Darren Breitkruez, Secretary

EXHIBIT A

 Form of Amendment to the Certificate of Incorporation
To Effect the Reverse Stock Split and Name Change

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ARMAGH GROUP, INC.

        First:    That at a meeting of the Board of Directors of ARMAGH GROUP, INC., resolutions were duly adopted setting forth a proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

          1.    Article I of the Certificate of Incorporation is deleted in its entirety and in lieu thereof, a new Article I is inserted as follows:

            "The name of the corporation is SmartVideo Technologies, Inc."

          2.    Article IV of the Certificate of Incorporation is amended by the following provisions set forth below immediately above the caption "4.1 Authorized Shares"

            "4A. Effective upon the filing of this Certificate of Amendment (the "Effective Date"), the Corporation hereby effects a reverse stock split of the common stock of the corporation on the basis of (i) one (1) share of common stock, par value $.001 for each three (3) shares of common stock, par value $.001 issued and outstanding on the Effective Date (the "Reverse Split").

            4B. Immediately as of the Effective Date, and without any action by the holders of outstanding common stock, outstanding certificates representing the common stock shall represent for all purposes shares of common stock of the Corporation in the ratio of one (1) share for each three (3) shares issued and outstanding, all by virtue of the Reverse Split and without any action on the part of the holder of such common stock.

            4C. The Reverse Stock Split shall not reduce the number of shares of Series A Convertible Preferred Stock or the number of shares of Common Stock issued upon conversion of the Series A Convertible Preferred Stock.

            4D. No scrip or fractional shares shall be issued in connection with the Reverse Split. In lieu thereof, each record holder of shares of common stock as of the Effective Date who would otherwise have been entitled to receive a fractional share of common stock shall have the post-split shares of common stock to which they are entitled rounded up to the nearest whole share."

        Second:    That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 (written consent in lieu of meeting) of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

        Third:    That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        In Witness Whereof, ARMAGH Group, Inc., has caused this certificate to be signed by Richard E. Bennett, Jr., President and CEO, this 3rdday of January, 2003.

ARMAGH GROUP, INC.
By:
Richard E. Bennett, Jr., President and CEO

EXHIBIT B

 Form of ARMAGH Group 2002 Stock Incentive Plan

ARMAGH GROUP
2002 STOCK INCENTIVE PLAN

        The purpose of the ARMAGH Group 2002 Stock Incentive Plan (the "Plan") is to provide (a) designated employees (including employees who are also officers or directors) of ARMAGH Group and its subsidiaries (the "Company"), (b) certain consultants and advisors to the Company and (c) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options") and restricted stock awards ("Restricted Stock Awards") and Stock Appreciation Rights, Performance Shares, Dividend Equivalent Payments and Other Stock Based Awards ("Options," "Restricted Stock Awards," and "Stock Appreciation Rights," are collectively referred to herein as "Awards").

        1.    Administration.    The Plan will be administered by the compensation committee (the "Committee") of the Board. If no compensation committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be granted under the Plan, (ii) determine the type, size and terms of the Awards to be granted to each such individual, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

        2.    Shares Subject to the Plan.    The aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 1,200,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Awards granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Awards shall again be available for purposes of the Plan.

        3.    Eligibility for Participation.    All employees of the Company ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. Employees, Key Advisors and Non-Employee Directors who receive Awards under this Plan shall hereinafter be referred to as "Grantees".

        4.    Options.    Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options"). All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors. The purchase price (the "Exercise Price") of Company

Stock subject to an Option shall be determined by the Committee, provided however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted unless such Employee, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, in which event the Exercise Price per share shall be not less than 110% of the Fair Market Value of Company Stock on the date of grant. Fair Market Value per share shall be the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date.

        5.    Restricted Stock Awards.    The Committee may grant Restricted Stock Awards pursuant to the Plan. Restricted Stock Awards may be granted to Employees, Non-Employee Directors and Key Advisors. Such Restricted Stock Awards shall be in any form the Committee deems appropriate, including but not limited to, stock for converted options, stock bonuses and stock purchase rights. Each Restricted Stock Award shall be evidenced by a Grant Instrument. A Grantee's right to retain a Restricted Stock Award may be subject to such restrictions, including, but not limited to, his continuous employment by the Company for a specified period as the Committee deems appropriate. The Committee may, in its sole discretion, require different periods of employment and objectives with respect to different Grantees, different Restricted Stock Awards or designated portions of a single Restricted Stock Award. Company Stock subject to a Restricted Stock Award shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, and may be free trading or may be subject to forfeiture until provided otherwise in the Grant Instrument or the Plan. Grants of Restricted Stock Awards shall be made at such cost to the Grantee as the Committee shall determine and may be issued in consideration for past services actually rendered to or for the benefit of the Company.

        6.    Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is a right to receive a payment equal to the excess of the (i) Fair Market Value of the shares of Common Stock covered by such right as of the date of exercise or termination over (ii) such amount as is determined by the Committee at the time the Stock Appreciation Right is granted; such grants may be made individually or in tandem with Options. Each Stock Appreciation Right shall be evidenced by an Agreement and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. If Stock Appreciation Rights are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in Stock Appreciation Rights standing to a Grantee's credit; the payment of Stock Appreciation Rights shall cause a proportional reduction of the number of shares of Common Stock exercisable under such Option. If Stock Appreciation Rights are granted in tandem with an Incentive Stock Option, the Stock Appreciation Rights shall have such terms and conditions as shall be required for the Incentive Stock Option to qualify as an Incentive Stock Option. Upon electing to receive payment of a Stock Appreciation Right, a Grantee shall receive payment in cash, in Common Stock, in any combination of cash and Common Stock, or in such other form as the Committee shall determine. Stock Appreciation Rights shall be paid by the Company to a Grantee, to the extent payment is elected by the Grantee (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

        7.    Amendment and Termination of the Plan.    The Board may amend or terminate the Plan at any time; provided, however, that any amendment to the Plan that requires stockholder approval shall be submitted to a vote of stockholders in order to comply with Section 162(m) of the Code if such Section is applicable to the Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the stockholders.

8. Administrative Provisions.

        (a)    Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

        (b)    Rights of Participants.    Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

        (c)    Headings.    Section headings are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

        (d)    Effective Date of the Plan.    This Plan was adopted by the Board of Directors on November 25, 2002 and by the stockholders effective January 3, 2003.

        (e)    Certain Awards.    Nothing contained in this Plan shall be construed to (a) limit the right of the Committee to grant Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (b) limit the right of the Company to grant stock options or restricted stock awards or to grant stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Awards to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option or restricted stock award made by such corporation. The Committee shall prescribe the provisions of the substitute Awards.

        (f)    Compliance with Law.    The Plan, the grant and exercise of Awards, and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

        (g)    Ownership of Stock.    A Grantee or Successor Grantee shall have no rights as a stockholder with respect to any shares of Company Stock covered by an Award until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company. Once an Award is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Award is exercised.

        (h)    Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware.

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EXHIBIT A
EXHIBIT B